EXHIBIT 99.1

CONTACT:

A. Peyton Bush, III, President and Chief Executive Officer
Donna T. Guerra, Chief Financial Officer
504-522-3203

Hibernia Bancorp, Inc. Reports
Operating Results for the Second Quarter Ended June 30, 2011

New Orleans, Louisiana (August 5, 2011) - Hibernia Bancorp, Inc.  (the “Company”) (OTCBB: HIBE), the holding company of Hibernia Bank  (“Hibernia” or the “Bank”), today reported net income of $2,000 for the quarter ended June 30, 2011 compared to a net loss of $26,000 for the quarter ended June 30, 2010.  Earnings for the quarter ended June 30, 2011, were essentially at a break-even level resulting in no material earnings per basic and diluted share, compared to a loss of $0.03 per basic and diluted share for the quarter ended June 30, 2010.  For the six months ended June 30, 2011, the Company reported net income of $21,000 compared to a net loss of $39,000 for the six months ended June 30, 2010.  Earnings per basic and diluted share were $0.02 for the six months ended June 30, 2011, compared to a loss of $0.04 per basic and diluted share for the six months ended June 30, 2010.

A. Peyton Bush, III, President and Chief Executive Officer of the Company and the Bank, stated, “Net loans increased 6.4 % during the second quarter reflecting a modest improvement over the quarter ended March 31, 2011.  While we expect the economic environment to remain challenging in the second half, we are optimistic that further growth in earning assets is achievable.  We will continue to balance the desire for growth with a strong emphasis on asset quality, and we will continue to seek additional core deposits by offering excellent service with competitive pricing.”

Net interest income increased 9.4% to $730,000 for the quarter ended June 30, 2011, from $667,000 for quarter ended June 30, 2010.   Several factors affected net interest income for the period.  Gross interest income was higher due to an increase in loans and a decrease in lower yielding investment securities as a percentage of earning assets.  The gain was partially offset by lower yields on loans.  Interest expense was higher due to an increase in interest bearing deposits partially offset by a reduction in the average rate paid on deposits.  During the quarter ended June 30, 2011, we made a provision for loan and lease losses of $23,000, which consisted of an increase in general reserves due to the higher volume of loans outstanding.  Non-interest expense was $718,000 for both the quarter ended June 30, 2011 and June 30, 2010.

For the six months ended June 30, 2011, net interest income increased 15.2% to $1.5 million from $1.3 million for the same period in 2010, primarily due to a $237,000, or 15.2%, increase in interest income.  Non-interest expense for the six months ended June 30, 2011 increased $58,000, or 4.2% to $1.4 million compared to the six months ended June 30, 2010.    The non-interest expense for the three and six months ended June 30, 2011 as compared to the three and six months ended June 30, 2010, respectively, reflected higher salary and employee benefits expense relating to stock benefit plans, offset by a decrease in professional fees.

Hibernia Bancorp’s total consolidated assets at June 30, 2011 were $79.9 million compared to $77.3 million at December 31, 2010.  Net loans increased 7.8% from $62.0 million at December 31, 2010 to $66.8 million at June 30, 2011, reflecting a $1.3 million increase in residential construction loans, a $2.1 million increase in residential mortgage loans and a $1.6 million increase in commercial loans secured by real estate.  These increases were partially offset by decreases of $97,000 in commercial and industrial loans, $80,000 in home equity lines of credit and $19,000 in loans secured by deposits.  The additional loan volume was primarily funded by a $2.6 million increase in deposits and a decrease of $1.7 million in investment securities.  Total deposits increased 4.8% from $54.6 million at December 31, 2010 to $57.2 million at June 30, 2011, reflecting a $3.9 million increase in money market accounts offset by decreases of $917,000 in certificates of deposit and a $305,000 decrease in savings, interest-bearing checking accounts and demand deposits.

Non-performing assets, defined as non-accrual loans, accruing loans past due 90 days or more and other real estate owned, totaled $950,000, or 1.2%, of total assets at June 30, 2011, compared to $1.1 million, or 1.5%, of total assets, at December 31, 2010.  The non-performing assets at June 30, 2011 consisted of four loans secured by first mortgages on one-to-four family residential real estate and a one-to-four family residential property acquired through foreclosure.   Management believes that the allowance for loan and lease losses is sufficient to cover any losses that may be incurred on its non-performing loans.  Other real estate owned at June 30, 2011 was $60,000 compared to none at December 31, 2010.

During July, 2011, the Company received a payment in the amount of $596,000 on one of its non-performing loans.  The amount received was sufficient to retire the loan’s $557,000 principal balance, reimburse the Company for its collection expenses and pay a portion of the contractual interest due.  This payment reduced the Company’s non-performing assets to $393,000, as of July 31, 2011.

The Company reported net charge-offs of $26,000 for the three and six months ended June 30, 2011, compared to no net charge-offs for the three and six months ended June 30, 2010. The increase was attributable to a $26,000 residential loan charge-off during the second quarter of 2011. The Company's loan loss provision for the second quarter of 2011 was $23,000, compared to $10,000 for the second quarter of 2010.  For the six months ended June 30, 2011, the Company’s loan loss provision was $38,000, compared to $10,000 for the six months ended June 30, 2010.  The increases in the provision for the three and six months ended June 30, 2011, were primarily due to the higher volume of loans outstanding.

The Company’s total stockholders’ equity remained unchanged at $22.0 million as of June 30, 2011 and December 31, 2010.  The Company’s book value per share increased slightly from $21.26 at December 31, 2010 to $21.34 at June 30, 2011.  Hibernia Bank’s regulatory capital levels continue to exceed requirements for well capitalized institutions.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, changes in interest rates, changes in demand for loans, deposits and other financial services in the Company's market area, changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  We undertake no obligation to update any forward-looking statements.

Hibernia Bank, the wholly-owned subsidiary of Hibernia Bancorp, Inc., has served the New Orleans metropolitan area since 1903.   Operating from its main office and two branches, Hibernia Bank offers loan, deposit and on-line banking services to commercial and individual customers in the New Orleans metropolitan area.   Additional information about Hibernia Bank is available at www.hibbank.com.

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HIBERNIA BANCORP, INC.
325 Carondelet St., New Orleans, LA 70131  Phone (504) 522-3203  Fax (504) 522-3217

Hibernia Bancorp, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS

Cash - Non-Interest Bearing	$ 729	$ 481
Cash - Interest Bearing	3,069	4,112

TOTAL CASH AND CASH EQUIVALENTS	3,798	4,593

Certificates of Deposit	100	100
Securities - Available For Sale	2,565	4,230
Loans Receivable, Net	66,766	61,953
Accrued Interest Receivable	261	227
Investment in FHLB Stock	171	171
Investment in FNBB Stock	210	210
Prepaid Expenses and Other Assets	251	253
Other Real Estate Owned, Net	60	-
Premises and Equipment, Net	5,198	4,988
Deferred Income Taxes	508	528

TOTAL ASSETS	$ 79,888	$ 77,253

LIABILITIES AND EQUITY

LIABILITIES
Deposits	$ 57,248	$ 54,607
Advance Payments by Borrowers for Taxes and Insurance	354	477
Accrued Interest Payable	12	3
Accounts Payable and Other Liabilities	232	213

TOTAL LIABILITIES	57,846	55,300

EQUITY

Preferred Stock, $.01 par value - 1,000,000 shares authorized; none issued	-	-
Common Stock, $.01 par value - 9,000,000 shares authorized; 1,113,334 issued; 1,032,667 shares outstanding at June 30, 2011 and December 31, 2010	11	11
Additional Paid in Capital	10,506	10,466
Treasury Stock at cost - 80,667 shares at June 30, 2011 and December 31, 2010	(1,152)	(1,152)
Unallocated Common Stock held by:
Employee Stock Ownership Plan	(802)	(819)
Recognition and Retention Plan	(262)	(293)
Accumulated Other Comprehensive Income, Net of Tax Effects	60	80
Retained Earnings	13,681	13,660

TOTAL EQUITY	22,042	21,953

TOTAL LIABILITIES AND EQUITY	$ 79,888	$ 77,253

Hibernia Bancorp, Inc. and Subsidiary

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Total Interest Income	$ 899	$ 820	$ 1,792	$ 1,555

Total Interest Expense	169	153	339	294

Net Interest Income	730	667	1,453	1,261

Provision For Loan Losses	23	10	38	10

Net Interest Income After Provision For
Loan Losses	707	657	1,415	1,251

Total Non-Interest Income	24	31	65	69

Non-Interest Expenses
Salaries and Employee Benefits	321	293	657	583
Occupancy Expenses	106	102	209	195
Data Processing	85	91	149	162
Advertising and Promotional Expenses	27	31	55	57
Professional Fees	48	85	108	150
Other Non-Interest Expenses	131	116	251	224

Total Non-Interest Expenses	718	718	1,429	1,371

Income (Loss) Before Income Taxes	13	(30)	51	(51)

Income Tax Expense (Benefit)	11	(4)	30	(12)

NET INCOME (LOSS)	$ 2	$ (26)	$ 21	$ (39)

INCOME (LOSS) PER COMMON SHARE
Basic	$ 0.00	$ (0.03)	$ 0.02	$ (0.04)
Diluted	$ 0.00	$ (0.03)	$ 0.02	$ (0.04)